Exhibit 99.1

Press Release

SOURCE: GameTech International, Inc

GameTech International, Inc. Announces Licensing Agreement with American Gaming Systems

Reno, NV (November 2, 2011)  – GameTech International, Inc., a leading supplier of electronic bingo equipment and video lottery terminals, today announced that it has entered into a licensing agreement for VLT content for the Illinois Video Gaming market with American Gaming Systems (AGS).

Under terms of the agreement, AGS will have access to five game titles from GameTech’s library of poker, keno, line-up, and blackjack games for exclusive use in Illinois Video Gaming market.  AGS also will have the opportunity to license additional titles as they become available.

“This deal is important to GameTech as it showcases our core competency in the VLT market of being a provider of top-rate games that have a broad-based market appeal.” said Kevin Painter, GameTech’s CEO and Chairman.  “We’ve always known we have had industry leading content in our markets, and this deal validates our position.”

About GameTech International

GameTech International, Inc. is in the business of designing, manufacturing, and marketing electronic bingo and gaming equipment, systems, and services. Under the GameTech® product brand, the Company provides electronic bingo systems and equipment. Under the Summit Gaming™ product brand, the Company provides video lottery terminals, video gaming machines, and related software and content. GameTech International, Inc. serves customers in 40 U.S. States, Canada, Japan, and the Philippines. The Company was incorporated in 1994 and is headquartered in Reno, Nevada. More information on GameTech can be found at http://www.gametech-inc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent GameTech expectations or beliefs concerning future events. Statements containing expressions such as “believes,” “anticipates,” or “expects,” used in the Company’s press releases and periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”), are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not differ materially from expected results. The Company cautions that these and similar statements included in this report are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. GameTech undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact:
GameTech International, Inc.
Andrew E. Robinson, CFO
(775)850-6000

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